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                                                                     EXHIBIT 3.4


                                    AMENDMENT
                                     TO THE
                                    BYLAWS OF
                        FINANCIAL INDUSTRIES CORPORATION
                                February 29, 1992

         WHEREAS, the Board of Directors of Financial Industries Corporation (the "Company") resolved to amend the bylaws of the Company (the "Bylaws") on February 29, 1992 as set forth below:

         NOW, THEREFORE, the following changes shall be made to the Bylaws pursuant to such resolutions:

         1. Article III, section 3.1 of the Bylaws of the Company is hereby deleted in its entirety and is hereby replaced with the following:

                  3.1 Number and Qualifications. The number of Directors which shall constitute the whole Board shall be any number not less than three nor more than twenty-five as authorized by vote of a majority of the entire Board of Directors at any regular or special meeting, provided that no decrease shall shorten the term of any incumbent Director. Except as otherwise provided in these Bylaws, the Directors shall be elected by the shareholders at the annual meeting of shareholders and each Director shall be elected to serve until his successor shall be elected and shall qualify. A Director need not be a resident of the State of Texas or a shareholder of the Company.

         2. Article III, section 3.2 of the Bylaws of the Company is hereby deleted in its entirety and is hereby replaced with the following:

                  3.2 Vacancies. Any vacancy in the Board, including a vacancy caused by an increase in the number of Directors, may be filled by the affirmative vote of the remaining Directors, even though less than a quorum of the Board, or by a sole remaining Director.

         3. Article III, section 3.3 of the Bylaws of the Company is hereby deleted in its entirety.


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The undersigned, as assistant secretary of the Company, hereby certifies that these amendments are true and correct as approved by the board of directors on the date first mentioned above.

                                             /s/ THEODORE A. FLERON
                                             --------------------------
                                             Name: Theodore A. Fleron
                                             Title: Assistant Secretary



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